SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  March 26, 2007

CONTINENTAL FUELS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	33-33042-NY	22-3161629
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification Number)

17503 LaCantera Parkway, Suite 104-B628, San Antonio, Texas 78257

(Address of Principal Executive Offices)

(480) 837-6810

(Registrant’s Telephone Number, including area code)

CORONADO INDUSTRIES, INC.
16857 E. Saguaro Blvd., Fountain Hills, Arizona 85268

(Former Name or Former Address, if changed since last report)

Section 3.	Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

Rescission of Conversion of Outstanding Notes to Common Stock

On February 25, 2007, the board of directors of the Registrant approved the conversion of an aggregate of three hundred thousand dollars ($300,000) of outstanding notes of the Registrant (the “Notes”) into shares of the Registrant’s common stock. The conversion price of the shares of common stock to be issued on conversion, based on the then recent trading price of the Registrant’s common stock, was valued at $0.001 per share by the Registrant’s board of directors.

On March 26, 2007, the Registrant and all of the Noteholders mutually agreed to rescind the terms of the conversion of the Notes to common stock as described above. It was mutually agreed between the Registrant and the Noteholders that, based solely on the current market price of the Registrant’s common stock on its primary trading market, the conversion of the Notes to common stock on the terms described no longer accurately reflected the value of the Notes, would have an adverse effect on the financial statements of the Registrant, and therefore was not in the best interests of the Registrant. As of March 26, 2007, no Notes had been presented to the Registrant’s transfer agent for conversion to shares of common stock and no shares of common stock had been issued under the above described terms of conversion.

As a result of the rescission of the conversion terms of the Notes, all of the $300,000 in Notes shall remain outstanding as valid and existing liabilities of the Registrant. The Registrant and the Noteholders have not reached any agreements as to the terms of a future conversion of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Fuels, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL FUELS, INC.

Date: March 29, 2007	By:	/s/ Timothy Brink

Timothy Brink CEO, President, Treasurer

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